APPLEBEE'S INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 26, 1995

To the Stockholders of Applebee's International, Inc.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Applebee's International, Inc., a Delaware corporation (the "Company"), will be held on May 26, 1995, at 10:00 a.m., CDT, at 4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207 for the following purposes:

     I. To amend the Company's Certificate of Incorporation to classify the Board of Directors into three classes, each with a term of three years;

     II.   To elect ten directors;

     III. To amend the 1989 Stock Option Plan to increase the number of shares of Common Stock subject to option thereunder by 1,500,000 shares;

     IV.   To approve the adoption of the Company's 1995 Equity Incentive Plan;

     V. To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the 1995 fiscal year; and

     VI. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     THE BOARD OF DIRECTORS RECOMMENDS A "YES" VOTE ON ALL PROPOSALS.

     The Board of Directors has fixed the close of business on April 14, 1995, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING.


                                              By Order of the Board of Directors


                                              Robert T. Steinkamp, Secretary

Overland Park, Kansas
April 24, 1995

                         APPLEBEE'S INTERNATIONAL, INC.
                                 --------------

                                PROXY STATEMENT
                                 --------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors of Applebee's International, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 26, 1995, at 10:00 a.m. CDT, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive office, 4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207.

     This proxy statement and accompanying proxy ("Proxy Statement") will be mailed on or about April 24, 1995, to all stockholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares

     Only stockholders of record at the close of business on April 14, 1995, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 7, 1995, there were 28,175,321 outstanding shares of the Company's common stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock outstanding on the record date is entitled to one vote. Approval of Proposal I requires the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote. Approval of Proposals III, IV and V requires the affirmative vote of a majority of the outstanding shares of Common Stock represented at the meeting and entitled to vote. Thus, abstentions and broker non-votes (i.e., shares present by proxy but for which no voting authority has been given the record holder by the beneficial holder) have the effect of votes against the proposals. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not affect the outcome of the election of directors.

     On April 7, 1995, the closing sale price reported on The Nasdaq Stock Market for a share of the Common Stock was $21.25 (as reported by the National Quotation Bureau, Inc.).

Revocability of Proxies

     Any person giving a proxy pursuant to this solicitation has the power to revoke it any time before it is voted by filing with the Secretary of the Company at the Company's principal executive office a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation

     The Company will bear the entire cost of solicitation of proxies in the enclosed form, including preparation, assembly, printing and mailing of this Proxy Statement and any additional information furnished by the Company to stockholders. Original solicitation of proxies by mail may be supplemented by telephone, telegraph or personal solicitation by directors, officers or other regular employees of the Company or by agents employed by the Company for the specific purpose of supplemental proxy solicitation. Such soliciting agents, if engaged, would be paid a reasonable fee for their services. No additional compensation will be paid to directors, officers or other regular Company employees for such services.

Stockholder Proposals

     Proposals of stockholders that are intended to be presented by such stockholders at the Company's 1996 Annual Meeting of Stockholders must comply with the rules of the Securities and Exchange Commission ("SEC") and be received by the Company from qualified stockholders no later than December 26, 1995 in order to be included in the proxy statement and proxy relating to that meeting.


Certain Information Concerning the Board of Directors

     ABE J. GUSTIN, JR., age 60. Mr. Gustin has been a director of the Company since September 1983 when the Company was formed. He served as Chairman of the Board of Directors of the Company from September 1983 until January 1988 and was again elected as Chairman in September 1992. He was Vice President from November 1987 to January 1988, and from January 1988 until December 1994, he served as President of the Company. Mr. Gustin continues to serve as Chief Executive Officer of the Company. From 1983 to 1990, he also served as Chairman of Juneau Holding Co., a Kansas City, Missouri-based firm which at one time owned and operated 18 Taco Bell restaurants. Mr. Gustin has over 15 years of experience in the restaurant industry. Mr. Gustin currently serves as a member of the Strategic Planning Committee and served as a member of the Audit Committee until January 1995.

     D. PATRICK CURRAN, age 50. Mr. Curran became a director of the Company in November 1992. He has served as Chief Executive Officer of the Curran Companies in North Kansas City, Missouri since August 1979. Mr. Curran serves as a member of the board of directors of Sealright Co., Inc., Unitog Company, and American Safety Razor Company, all publicly traded corporations. Mr. Curran serves as a member of the Audit Committee, the Executive Compensation Committee, the Nominating Committee and the Strategic Planning Committee.

     ERIC L. HANSEN, age 46. Mr. Hansen was elected a director of the Company in January 1991. He is presently a shareholder in the Kansas City law firm of Holman, McCollum and Hansen, P.C., a professional association. From September 1984 to December 1990, he served as a tax partner at Deloitte & Touche LLP, and from September 1974 to September 1984, he was a certified public accountant with Deloitte & Touche LLP. Mr. Hansen serves as a member of the Audit Committee, the Executive Compensation Committee and the Strategic Planning Committee.

     JACK P. HELMS, age 42. Mr. Helms became a director of the Company in March 1994. He is presently a principal and shareholder in the investment banking firm of Goldsmith, Agio, Helms and Company in Minneapolis, Minnesota. From May 1978 to January 1986, Mr. Helms was a partner in the law firm of Fredrikson & Byron, P.A. in Minneapolis, Minnesota. Mr. Helms serves as a member of the Audit Committee, the Executive Compensation Committee and the Strategic Planning Committee.

     KENNETH D. HILL, age 61. Mr. Hill became a director of the Company in November 1992. He was employed by the Company in April 1991, serving as Executive Vice President and Chief Operating Officer until January 1994, when he was named President of International Development. Effective February 28, 1995, Mr. Hill resigned as an employee and officer of the Company and became a consultant to the Company for governmental affairs, industry relations, and new concept development. From May 1990 to March 1991, he was President and Chief Executive Officer of Creative Restaurant Management, a company created in a leveraged buy-out from Gilbert/Robinson, Inc., a Kansas City-based specialty restaurant group. In March 1992, Creative Restaurant Management filed a petition for bankruptcy, and the bankruptcy proceeding has not yet been discharged. Mr. Hill served as President and Chief Executive Officer of T.J. Cinnamons, Ltd., a gourmet bakery concept, from 1985 to 1990. He was President of Gilbert/Robinson, Inc. from 1973 to 1985. Mr. Hill has over 38 years of restaurant industry experience and is an honorary director of the National Restaurant Association, after having served as both a director of that association and as chairman of most of its major committees during the past 15 years.

     LLOYD L. HILL, age 51. Mr. Hill was elected a director of the Company in August 1989 and was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. In December 1994, he assumed the role of President in addition to his role as Chief Operating Officer. Prior to 1994, he served as President and a director of Kimberly Quality Care, having joined that organization in 1980. Kimberly Quality Care is engaged in the business of home health care and nurse personnel staffing. Mr. Hill served as a member of the Audit Committee until January 1995. Mr. Lloyd Hill and Mr. Kenneth Hill are not related.

     ROBERT A. MARTIN, age 64. Mr. Martin was elected a director of the Company in August 1989. In April 1991, he became Vice President of Marketing, and in January 1994, he was promoted to Senior Vice President of Marketing. From January 1990 to April 1991, he served as President of Kayemar Enterprises, a Kansas City-based marketing consulting firm. From 1983 to January 1990, he served as the President, Chief Operating Officer and a director of Juneau Holding Co., of which Mr. Gustin, Chief Executive Officer of the Company, was Chairman. From July 1977 to June 1981, he served as President of United Vintners Winery and prior to that time was employed for 25 years by Schlitz Brewing Company, most recently in the position of Senior Vice President of Sales and Marketing. Mr. Martin has more than 12 years of experience in the restaurant industry. Mr. Martin serves as a member of the Nominating Committee.

     JOHYNE H. RECK, age 45. Ms. Reck was elected a director of the Company in May 1985. Ms. Reck currently serves as a consultant to the Company on its civic and philanthropic programs. She previously served as Secretary from May 1985 to January 1990, as Treasurer from May 1985 to December 1989, and as an Executive Vice President from March 1988 until April 1991. From March 1983 to 1991, she served as a director and President of Corner and Main Advertising, Inc., an advertising agency which she owned. Ms. Reck is the wife of Ronald B. Reck, Executive Vice President and Chief Administrative Officer of the Company. Ms. Reck serves as a member of the Nominating Committee.

     BURTON M. SACK, age 57. Mr. Sack was elected a director and appointed an Executive Vice President of the Company effective October 24, 1994. Mr. Sack was the principal shareholder, a director, and the President of Pub Ventures of New England, Inc., previously a franchisee of the Company, from 1984 until its acquisition by the Company in October 1994. Mr. Sack has also been a director of Bay Street Restaurants since 1988 and of Restaurant Capital Corporation since 1986. Mr. Sack was a director of Western Sizzlin Steakhouses from 1993 through 1994 and has been on the board of advisors of Restaurant Associates, Inc. since 1993.

     RAYMOND D. SCHOENBAUM, age 49. Mr. Schoenbaum was elected a director of the Company effective March 24, 1995. He was the founder, majority shareholder, and chairman of the board of directors of Innovative Restaurant Concepts, Inc., operator of the Rio Bravo Cantina Mexican concept, prior to its acquisition by the Company in March 1995. Mr. Schoenbaum served as Vice Chairman of Restaurant Systems, Inc., a franchisee of Wendy's International, Inc., from 1974 until 1986 and was a Shoney's franchisee from 1971 until 1974.

     The Board has four standing committees: the Audit Committee, the Executive Compensation Committee, the Nominating Committee and the Strategic Planning Committee. (On March 22, 1994, the Stock Option Committee was combined with the Compensation Committee and became the Executive Compensation Committee.) The Audit Committee recommends engagement of the Company's independent accountants, reviews and approves services performed by such accountants, reviews and evaluates the Company's accounting system and its system of internal controls, and performs other related duties delegated to such Committee by the Board of Directors. The members of the Audit Committee are Mr. Curran, Mr. Hansen, and

Mr. Helms. The Executive Compensation Committee is responsible for recommending to the Board of Directors executive compensation levels, bonus plan participation and executive and overall compensation policies. It also makes option grants under the Company's 1989 Stock Option Plan. The members of the Executive Compensation Committee are Mr. Curran, Mr. Hansen and Mr. Helms. The Nominating Committee was established by the Board of Directors in January 1994 to evaluate and recommend candidates for nomination to the Board of Directors. Pursuant to the Company's By-laws, stockholder nominations for Board candidates must be submitted to the Nominating Committee, along with certain information about the candidate, at least 60 days prior to the Annual Meeting date. The Nominating Committee is responsible for reviewing and accepting or rejecting any stockholder nominations. The members of the Nominating Committee are Mr. Curran, Mr. Martin and Ms. Reck. The Strategic Planning Committee was established in May 1994 for the purpose of long-term planning and establishing strategic goals for the Company. The members of the Strategic Planning Committee are Mr. Gustin, Mr. Curran, Mr. Hansen and Mr. Helms.

     During fiscal year 1994, the Board of Directors held 15 meetings (including five regular meetings), the Audit Committee held two meetings, the Executive Compensation Committee held eight meetings, the Nominating Committee held two meetings, and the Strategic Planning Committee held one meeting. During fiscal year 1994, each director attended more than 75% of the Board meetings and the meetings of the committees on which such director served.


     Directors who are not employees receive director fees of $1,500 for each regular Board meeting attended, plus a retainer of $500 per month and reimbursement of out-of-pocket expenses. Under the Company's 1989 Stock Option Plan, directors receive a number of stock options each year determined through a formula based on changes in the Company's earnings before income taxes ("EBIT") from one year to the next. Non-employee directors receive an annual base grant of options to acquire 12,000 shares of Common Stock, which is increased or decreased by 1,500 shares for each 5% increase or decrease in EBIT from the prior fiscal year. The maximum increase or decrease is 6,000 shares. Employee directors receive options, as directors, in accordance with the same formula, but are limited to 50% of the number of options granted non-employee directors. The Board of Directors has engaged an independent consulting firm to analyze the Company's director compensation program, and based on that analysis, the Board may change its compensation program. Any changes in the director option program will be effective for grants made in 1996, and no changes will be made without stockholder approval. In fiscal 1994, options for 18,000 shares of Common Stock were granted to Mr. Curran, Mr. Hansen, Mr. Helms, and Ms. Reck for serving as non-employee directors of the Company, and options for 9,000 shares of Common Stock were granted to each of Mr. Gustin, Mr. Lloyd Hill, Mr. Kenneth Hill and Mr. Martin for serving as employee directors. In addition, Mr. Martin and Mr. Sack received cash compensation of $180,117 and $39,808 respectively, and Mr. Martin received options to purchase 20,000 shares of Common Stock for services rendered to the Company in fiscal 1994. Ms. Reck also received cash compensation of $43,200 for services rendered to the Company in fiscal 1994. Cash compensation paid and stock options granted to Messrs. Gustin, Lloyd Hill and Kenneth Hill for services rendered to the Company as employees in fiscal 1994 are shown in the Summary Compensation Table. See "Certain Transactions."



Certain Information Concerning Executive Officers

     Information regarding the executive officers of the Company, who are not also directors of the Company, as of December 25, 1994, is as follows:

                Name                           Age                     Position

    Ronald B. Reck...........................   46        Executive  Vice  President  and  Chief  Administrative
                                                                         Officer
    George D. Shadid.........................   40        Executive Vice President and Chief Financial Officer
    Stuart F. Waggoner.......................   49        Senior Vice President of Operations

     RONALD B. RECK was employed by the Company in March 1991. He served as Executive Vice President of Human Resources and Training until January 1993 when he was named Executive Vice President and Chief Administrative Officer. From 1987 until March 1991, he was a self-employed consultant to the Company in the personnel, human resources and corporate development areas. During the period from 1984 through 1990, he was President of Aero-Mark Services, Inc., a temporary health care personnel leasing service company located in Kansas City, Missouri. Mr. Reck is the husband of Johyne Reck, a director of the Company.

     GEORGE D. SHADID was employed by the Company in August 1992, and served as Senior Vice President and Chief Financial Officer until January 1994 when he was promoted to Executive Vice President and Chief Financial Officer. He became Treasurer in March 1995. From 1985 to 1987, he served as Corporate Controller of Gilbert/Robinson, Inc., at which time he was promoted to Vice President, and in 1988 assumed the position of Vice President and Chief Financial Officer, which he held until joining the Company. In November 1991, Gilbert/Robinson, Inc. filed a petition for bankruptcy. The bankruptcy proceeding was discharged in December 1992. From 1976 until 1985, Mr. Shadid was employed by Deloitte & Touche LLP.

     STUART F. WAGGONER has been an employee of the Company since December 1988 and served as the Executive Director of Franchise Operations until March 1991, when he became Vice President of Franchise Operations. In December 1994, Mr. Waggoner assumed the newly created position of Senior Vice President of Operations, with overall responsibility for franchise and Company owned Applebee's restaurant operations and international development. From October 1987 to December 1988, Mr. Waggoner was a Vice President of Operations for Eateries', Inc., a restaurant company based in Oklahoma City, Oklahoma. From 1985 to July 1987, Mr. Waggoner was President of Pendleton's Bar & Grill in Dallas, Texas. From October 1974 to March 1985, Mr. Waggoner was Vice President of Restaurant Administration for TGI Friday's, Inc., in Dallas, Texas. Mr. Waggoner has more than 25 years of restaurant experience.

Security Ownership of Officers, Directors and Certain Beneficial Owners

     The following table sets forth information, as of April 7, 1995, regarding the ownership of Common Stock, the Company's only class of outstanding securities, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and each executive officer named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                                                    Beneficial Ownership(1)
                                                                                   Number of        Percent
                                                                                    Shares           Held

     Burton M. Sack ........................................................       2,286,250            8.0%
     Abe J. Gustin, Jr. (2).................................................       1,542,000            5.4%
     Raymond D. Schoenbaum (3)..............................................       1,531,018            5.3%
     Ronald B. Reck (2).....................................................         545,940            1.9%
     Lloyd L. Hill (2)......................................................          89,000            0.3%
     Johyne H. Reck (2).....................................................          83,000            0.3%
     Robert A. Martin (2)...................................................          64,000            0.2%
     Kenneth D. Hill (2)....................................................          59,000            0.2%
     Eric L. Hansen (2).....................................................          41,350            0.1%
     D. Patrick Curran (2)..................................................          41,000            0.1%
     George D. Shadid (2)...................................................          40,101            0.1%
     Jack P. Helms (2)......................................................          19,500            0.1%
     Massachusetts Financial Services Company...............................       2,532,200            8.8%
         500 Boylston Street
         Boston, MA  02116
     Putnam Investments, Inc................................................       2,300,782            8.0%
         One Post Office Square
         Boston, MA  02109
     Tom E. DuPree, Jr......................................................       1,739,850            6.1%
         617 Dixie Avenue
         Madison, GA  30650
     All executive officers and directors as a group (13 persons) (2).......       6,402,209           22.3%

- - ---------------
(1) The mailing address of each person is 4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207, unless otherwise shown.
(2) Includes certain shares subject to options exercisable as of April 7, 1995 or within 60 days thereafter: 42,000 shares for Mr. Gustin, 69,500 shares for Mr. Reck, 89,000 shares for Lloyd L. Hill, 83,000 shares for Ms. Reck, 39,000 shares for Mr. Martin, 58,500 shares for Kenneth D. Hill, 36,000 shares for Mr. Hansen, 36,000 shares for Mr. Curran, 40,101 shares for Mr. Shadid, 18,000 shares for Mr. Helms, and 563,201 shares for all executive officers and directors as a group.
(3) Includes 114,826 shares held in escrow resulting from the recent merger of the Company with Innovative Restaurant Concepts, Inc. and its affiliates.

     Mr. Gustin is a party to a voting agreement which binds Mr. Reck. Pursuant to the voting agreement, these parties have agreed to vote all voting securities of the Company held by them at any time (i) to maintain the size of the Board of Directors at ten members unless otherwise mutually agreed, (ii) to vote for the election of Mr. Gustin and Ms. Reck as directors of the Company at each election of directors, (iii) to vote against the removal of Mr. Gustin and Ms. Reck as directors of the Company, and (iv) to vote their shares so that the Board of Directors has at least two independent directors at all times. In addition, in the event of the death of any of the parties, the voting agreement contains provisions relating to voting for the election of a successor director of the deceased party. The voting agreement terminates upon the death of any two of the parties. The voting agreement terminates in 1999, and does not apply to any voting securities transferred to a third party in a public transaction.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the SEC. Officers, directors and persons owning beneficially greater than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all such reports.

     Based solely on its review of the copies of such reports received by the Company, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with during the fiscal year ended December 25, 1994, except that certain reports were not timely filed covering two transactions by Lloyd Hill and one transaction each by Ronald Reck, Johyne Reck and Stuart Waggoner. The transactions were reported by each of these persons on their year-end reports on Form 5, which also were not timely filed.

                                   PROPOSAL I

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                  ESTABLISHING A CLASSIFIED BOARD OF DIRECTORS

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

     The Board of Directors has unanimously adopted a resolution approving and submitting to a vote by the Stockholders of the Company a proposed amendment (the "Proposed Amendment") to the Certificate of Incorporation of the Company (the "Certificate") that would classify the Board of Directors into three classes, each with a term of three years. Classifying the directors into three groups results in approximately one-third of the Board standing for election each year. This procedure provides stability and continuity to the Board and requires directors to make a long-term commitment to their duties. Set forth below is a discussion of the Proposed Amendment. The complete text of the Proposed Amendment is set forth in Appendix A.

     In updating its corporate records following the 1994 Annual Meeting of Stockholders, the Company reviewed the voting records of earlier stockholder meetings and determined that the results of the vote on a proposal submitted to its stockholders at its 1992 Annual Meeting to classify the Board of Directors were incorrectly reported. A reexamination of the voting records of the 1992 Annual Meeting indicates that although the proposal received the affirmative vote of more than a majority of the shares voting at the meeting, it did not receive the affirmative vote of a majority of all outstanding shares. As a result, the proposal to amend the Certificate to classify the Board of Directors was not adopted. Nevertheless, the Board of Directors did act to amend the Company's By-laws to conform with the classified Board provisions which a majority of the stockholders voting at the 1992 Annual Meeting voted to adopt. To clarify this matter, the Company is resubmitting to its stockholders the proposal to amend the Certificate and By-laws to classify its Board of Directors.

     Section 141 of the Delaware General Corporation Law ("DGCL") provides that a corporation's directors may be divided into one, two or three classes. Proposal I would divide the Company's Board of Directors into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. If Proposal I is adopted, the term of office of the initial Class I Directors will expire at the 1996 annual meeting of Stockholders, the term of office of the initial Class II Directors will expire at the 1997 annual meeting, and the term of office of the initial Class III Directors will expire at the 1998 annual meeting. At each annual meeting following such initial classification and election, Directors elected to succeed those whose terms expire at the time of the meeting will be elected for a three-year term.

     The Proposed Amendment is not the result of management's knowledge of any specific effort to obtain control of the Company by means of an accumulation of the Company's securities, a merger, a tender offer, a proxy solicitation in opposition to management or otherwise. The Board of Directors periodically reviews the Company's vulnerability to a hostile takeover that might be detrimental to long-term stockholder value and seeks advice from its investment bankers and legal counsel concerning actions the Board might wish to consider to provide it ways to protect stockholder value. The Board of Directors will in the future take such actions as it deems appropriate in this regard; however, the Proposed Amendment was not adopted in response to any efforts by another party to acquire a controlling interest or to seek Board of Directors representation. The submission of the Proposed Amendment is not a part of any plan by the Company's management to adopt a series of amendments to the Certificate or By-laws intended to render a change in control of the Company more difficult. Except as indicated below, management is not aware of the existence of any other provisions in the Certificate or By-laws having an anti-takeover effect.

     The Company has in place certain provisions in its Certificate and By-laws which may have the effect of delaying a change in control of the Company. A classified Board of Directors makes it more difficult for stockholders to replace the entire Board of Directors (otherwise than for cause) in one annual meeting, even when this may be desired by holders of a majority of the shares of Common Stock. A person or entity desiring to acquire control of the Company by merger, acquisition of shares or other means may be discouraged from doing so because they must hold a majority of the shares voting at two successive annual meetings of the stockholders in order to change a majority of the members of the Board of Directors. Further, the Certificate does not provide for cumulative voting. As a result, in order to ensure representation on the Board of Directors, a stockholder must control the votes of a majority of the shares present and voting at a stockholders' meeting at which a quorum is present. The lack of cumulative voting requires a person or entity seeking a takeover to acquire a substantially greater number of shares to ensure representation on the Board of Directors than would be necessary were cumulative voting available. The Certificate authorizes the issuance of 1,000,000 shares of preferred stock which may be classified, divided and issued in series by the Board of Directors. No shares of preferred stock are currently outstanding, although shares have been reserved for issuance under the shareholder rights plan described below. The rights of the holders of shares of different series of preferred stock may vary with respect to the matters which the Board of Directors has the discretion to establish. Those matters include dividend rights, preferences with respect to liquidation or other distributions, redemption and conversion rates and terms, and voting powers. Because the voting powers of any such series of preferred stock are to be determined by the Board of Directors, the existence of that class of securities enables the Board of Directors to vest large amounts of voting power in persons acquiring preferred stock. Holders of preferred stock may be given the right to vote as a class on certain matters and to elect directors, and each share may be convertible into such number of shares of Common Stock as may be specified by the Board of Directors. The ability of the Board of Directors to establish voting, redemption, conversion and other rights of holders of preferred stock might be used to ward off a takeover attempt of the Company. The Board of Directors might establish and issue preferred stock even though the stockholders generally approve of the terms of a proposed takeover. In addition, the Company's By-laws include a provision requiring that any stockholder who wishes to make a nomination for director at an annual stockholders' meeting must give written notice to the Company at least 60 days in advance of the meeting. Stockholder nominations would be referred to the Nominating Committee of the Board of Directors for review and recommendation. This requirement affords the Board of Directors adequate time to consider the qualifications of the proposed nominee and determine an appropriate response. It may also, however, conceivably discourage some persons from attempting to acquire control of the Company by potentially lengthening the time required for a person to acquire control of the Company through a proxy contest or the election of a majority of the directors.

     The Company has adopted a shareholder rights plan under which all shareholders of record on September 19, 1994 received a right to purchase shares of Series A Participating Cumulative Preferred Stock on certain conditions relating to an acquisition by a person or group of more than 15% of the outstanding Common Stock or the commencement of a tender offer which could result in such ownership. The rights plan imposes significant limitations on anyone attempting to gain control of the Company without first obtaining the approval of the Company's Board of Directors. The rights have certain anti-takeover effects by causing substantial dilution to a person or group that attempts to acquire the Company without complying with the terms and conditions of the rights.

     The Board of Directors recommends that stockholders vote YES to the proposed amendment. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will be required for adoption of the Proposed Amendment.


                                  PROPOSAL II

                             ELECTION OF DIRECTORS

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                        IN FAVOR OF EACH NAMED NOMINEE.

     Shares of Common Stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the Nominees named below. If any Nominee should become unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute Nominee as the Company may propose. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any Nominee will be unavailable to serve. Additional information concerning the following Nominees is set forth in "Certain Information Concerning the Board of Directors."

                                                                                                 Director
                  Name                   Age              Position With The Company                Since
     Abe J. Gustin, Jr.                  60       Chairman and Chief Executive Officer             1983
     Lloyd L. Hill                       51       President and Chief Operating Officer            1989
     Robert A. Martin                    64       Senior Vice President of Marketing               1989
     Burton M. Sack                      57       Executive Vice President                         1994
     D. Patrick Curran                   50       Director                                         1992
     Eric L. Hansen                      46       Director                                         1991
     Jack P. Helms                       42       Director                                         1994
     Kenneth D. Hill                     61       Director                                         1992
     Johyne H. Reck                      45       Director                                         1985
     Raymond D. Schoenbaum               49       Director                                         1995

Classification of Board

     In the event that Proposal I is approved, the Nominees are proposed to be elected to the classes as set forth below:

                                                       Term
                    Class    Nominee                  Expires

                       I    Eric L. Hansen             1996
                       I    Kenneth D. Hill            1996
                       I    Raymond D. Schoenbaum      1996
                      II    D. Patrick Curran          1997
                      II    Abe J. Gustin, Jr.         1997
                      II    Robert A. Martin           1997
                      II    Johyne H. Reck             1997
                     III    Jack P. Helms              1998
                     III    Lloyd L. Hill              1998
                     III    Burton M. Sack             1998


     In the event that Proposal I is not approved, each Nominee will, if elected, hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and has qualified or until such director's death, resignation, or removal.


                                  PROPOSAL III

   AMENDMENT TO THE COMPANY'S 1989 STOCK OPTION PLAN INCREASING THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK AVAILABLE FOR OPTIONS UNDER SUCH PLAN

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

     The stockholders are being asked to ratify Amendment No. 4 to the 1989 Stock Option Plan. Although the 1989 Stock Option Plan has 3,000,000 shares authorized for option grants, there are currently only a total of 695,480 shares of Common Stock remaining available for option grants under the 1989 Stock Option Plan. The amendment increases the number of shares of Common Stock available for options under the 1989 Stock Option Plan by 1,500,000 shares.

     The text of the proposed amendment is as follows:

     The Applebee's International, Inc. 1989 Stock Option Plan is hereby amended as follows:
         Section 2 is hereby amended to read as follows:
          "Section 2. Stock and Maximum Number of Shares Subject to the Plan. Subject to the adjustments provided for in Section 6.6 hereof, the aggregate number of shares of Stock which may be issued pursuant to the exercise of all Options granted hereunder shall equal but shall not exceed 4,500,000 Shares."

Stock Option Plan

     The Company's 1989 Stock Option Plan (the "Plan") provides for the grant of both nonqualified stock options and options that qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), and is administered by the Executive Compensation Committee, comprised of three or more disinterested persons appointed by the Board of Directors (the "Committee"). Key employees of the Company and subsidiaries at least 50% owned by the Company, including executive officers and directors, are eligible to receive options granted under the Plan (approximately 600 eligible persons at December 25, 1994). The Committee has complete discretion to select the optionees and to establish the terms and conditions of each option, subject in all cases to the provisions of the Plan. The Plan currently provides that a total of up to 3,000,000 shares of Common Stock may be made subject to options granted thereunder. The Plan provides that the option price of each option shall be fixed by the Committee; however, the option price of each incentive stock option granted under the Plan must be not less than 100% (110% if granted to a stockholder owning 10% or more of the outstanding Common Stock) of the fair market value of the Common Stock as of the date the option is granted. During any calendar year the aggregate fair market value, determined at the date of grant, of shares that become exercisable under an incentive stock option granted to one employee must not exceed $100,000. The term of each incentive stock option, which is also fixed by the Committee, may not exceed 10 years from the date the option is granted or five years in the case of incentive stock options granted to stockholders owning 10% or more of the outstanding Common Stock or nonqualified options granted to directors of the Company. Options granted under the Plan are not transferable, except by will or the laws of descent or distribution, and are subject to various other conditions and restrictions. Shares subject to canceled or lapsed options are available for subsequently granted options under the Plan.

     Nonqualified stock options differ from incentive stock options in several additional respects. To the extent that a nonqualified stock option is granted at an exercise price below the fair market value of the Common Stock on the date of grant, under current generally accepted accounting principles, the Company would recognize compensation expense in an amount per share equal to the difference between the exercise price and the fair market value of a share of Common Stock at the date of grant. The grant of an incentive option at a fair market value exercise price would not require the Company to recognize any compensation expense but, upon exercise, would instead be reflected as a capital transaction affecting only the Company's balance sheet. For federal income tax purposes, the Company would be entitled upon exercise of a nonqualified option to a deduction for compensation paid in an amount per share equal to the difference between the exercise price and the fair market value of each share of Common Stock at the date of exercise. No deduction would be available to the Company upon exercise of an incentive option. The Plan requires all nonqualified options to be granted at an exercise price not less than 100% of the fair market value on the date of grant, provided that the exercise price shall never be less than the par value per share of the Common Stock.

     As of the date hereof, stock options have been granted with respect to 2,304,520 shares available under the Plan. Of those, options with respect to 781,351 shares were exercisable as of December 25, 1994.

     As of December 25, 1994, the following persons or groups held options to purchase shares of Common Stock as indicated:

                                                                                                Number of
                                                                                                 Options
                                                                                                  Held

         Abe J. Gustin, Jr., Chairman and Chief Executive Officer............................       82,000
         Lloyd L. Hill, President and Chief Operating Officer                                       96,000
         Kenneth D. Hill, Executive Vice President and
              President of International Development.........................................      109,500
         Ronald B. Reck, Executive Vice President and Chief Administrative Officer...........       76,500
         George D. Shadid, Executive Vice President and Chief Financial Officer..............       70,101
         All executive officers as a group...................................................      541,701
         All employees other than executive officers.........................................      755,722
         All directors who are not executive officers........................................      150,000


                                  PROPOSAL IV

              ADOPTION OF THE COMPANY'S 1995 EQUITY INCENTIVE PLAN

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

     As a result of a comprehensive review of the Company's executive compensation programs, the Executive Compensation Committee of the Board of Directors believes it is in the Company's best interest to replace the existing 1989 Stock Option Plan with a new plan allowing greater flexibility in the use of equity-related compensation. As a result, the Board has adopted the 1995 Equity Incentive Plan (the "Plan") which is being submitted to the stockholders for approval in order to satisfy certain requirements of the Securities Exchange Act of 1934 related to compensation plans involving payment in Company securities and of the Internal Revenue Code relating to deductibility of certain executive compensation above a $1,000,000 annual amount. A copy of the 1995 Equity Incentive Plan appears in Appendix B.

     The Board of Directors believes that the 1995 Equity Incentive Plan will become an important part of the Company's management compensation program by helping to attract and retain motivated, highly competent employees. By providing stock options, restricted stock grants, and other equity-related compensation, the Board believes that the participants will have a strong incentive to emphasize stockholder value.

General

     In the event the Plan is approved by the stockholders, the Company's present 1989 Stock Option Plan will be terminated and future stock options will be issued under the Plan. Stock options outstanding under the existing 1989 Stock Option Plan will not be effected by the termination of that plan.

     The Plan allows the granting of stock options, stock appreciation rights ("SARs"), restricted stock awards, performance unit awards and performance share awards (collectively, "Awards") to eligible Plan participants. While the Company has no current plans to grant Awards other than stock options, the Board of Directors believes that the ability to use different types of equity compensation vehicles will give the Company the flexibility needed to adapt most effectively over time to changes in the labor market and in equity compensation practices.

     The number of shares authorized to be issued pursuant to Awards granted under the Plan is 2,000,000. If an Award expires or is canceled without having been fully exercised or vested, the unvested or canceled shares generally will be available thereafter for grants of Awards. The number of shares available for grant under the Plan, as well as outstanding Awards, the formula for granting non-employee director options, and the numerical limits for individual grants, will be adjusted as appropriate to reflect any stock splits, stock dividends, recapitalizations, reorganizations or other changes to the capital structure of the Company.

Purpose of the Plan

     The Plan is intended to attract, motivate and retain (1) employees of the Company and its affiliates, (2) consultants who provide significant services to the Company and its affiliates, and (3) directors of the Company, including those who are employees of neither the Company nor any affiliate ("non-employee Directors"). The Plan also is designed to further the growth and financial success of the Company and its affiliates by aligning the interests of the participants, through stock ownership and other incentives, with the interests of the Company's stockholders.

Description of the Plan

     The following paragraphs provide a summary of the principal features of the Plan and its operation. The Plan is set forth in its entirety as Appendix B to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix B.

Administration of the Plan

     The Plan will be administered by the Executive Compensation Committee of the Board of Directors (the "Committee"). The members of the Committee must qualify as "disinterested persons" under Rule 16b-3 under the Securities Exchange Act of 1934, and as "outside directors" under section 162(m) of the Internal Revenue Code (for purposes of qualifying amounts received under the Plan as "performance-based compensation" under section 162(m)).

     Subject to the terms of the Plan, the Committee has the sole discretion to determine the employees and consultants who shall be granted Awards, the size and types of such Awards, and the terms and conditions of such Awards. The Committee may delegate its authority to grant and administer awards to a separate committee appointed by the Committee, but only the Committee may make awards to participants who are executive officers of the Company. The director option portion of the Plan will be administered by the full Board of Directors, rather than the Committee.

Eligibility to Receive Awards

     Employees and consultants of the Company and its affiliates (i.e., any corporation or other entity controlling, controlled by or under common control with the Company) are eligible to be selected to receive one or more Awards. The actual number of employees and consultants who will receive Awards under the Plan cannot be determined because selection for participation in the Plan is in the sole discretion of the Committee.

     The Plan also provides for the grant of stock options to the Company's employee and non-employee directors. Such options will automatically be granted pursuant to a nondiscretionary formula. The terms and conditions of options to be granted to directors are discussed below under "Director Options."

Options

     The Committee may grant nonqualified stock options, incentive stock options (which are entitled to favorable tax treatment) ("ISOs"), or any combination thereof. The number of shares covered by each option will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted options for more than 100,000 shares.

     The exercise price of each option is set by the Committee, but generally cannot be less than 100% of the fair market value of the Company's Common Stock on the date of grant. Thus, an option will have value only if the Company's Common Stock appreciates in value after the date of grant. The exercise price of an ISO must be at least 110% of the fair market value if the participant, on the grant date, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. Also, the aggregate fair market value of the shares (determined on the grant date) covered by ISOs which first become exercisable by any participant during any calendar year may not exceed $100,000.

     The exercise price of each option must be paid in full at the time of exercise. The Committee also may permit payment through the tender of shares of the Company's Common Stock then owned by the participant, or by any other means that the Committee determines to be consistent with the Plan's purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

     Options become exercisable at the times and on the terms established by the Committee. Options expire at the times established by the Committee, but generally not later than 10 years after the date of grant (13 years in the event of the optionee's death). The Committee may extend the maximum term of any option granted under the Plan, subject to the preceding limits.

Director Options

     Under the Plan, each non-employee Director will receive an annual grant of Director Options to purchase 12,000 shares of Common Stock, which is automatically increased or decreased by 1,500 shares for each increment of 5% by which the actual earnings before income taxes of the Company for a particular fiscal year exceed or are less than the earnings before income taxes for the previous fiscal year. The maximum increase or decrease is 6,000 shares.

     Employee Directors will also receive an annual grant of Director Options to purchase 6,000 shares of Common Stock, automatically increased or decreased by 750 shares for each increment of 5% by which the actual earnings before income taxes of the Company for a particular fiscal year exceed or are less than the earnings before income taxes for the previous fiscal year. The maximum increase or decrease is 3,000 shares.

     Directors who are employees of the Company and who are not members of the Executive Compensation Committee may also receive other grants of options to purchase Common Stock so long as such grants are in compliance with all provisions of Rule 16b-3(c)(2) of the Securities and Exchange Commission relating to administration of the Plan by "disinterested persons."

     All Director Options are subject to the following provisions:

          (i) Director Options shall be granted each year at the annual meeting of the Board of Directors.

         (ii) No Director Option may be exercised within twelve months after the date of grant. Thereafter, all Director Options shall be immediately exercisable and shall expire five years from the date of grant.

         (iii) The exercise price of all Director Options shall not be less than the fair market value of the Common Stock at the time of the grant.

         (iv) The provisions of the Plan regarding non-transferability, termination of a directorship, disability and death of a director apply to Director Options.

Stock Appreciation Rights ("SARs")

     The Committee determines the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The number of shares covered by each SAR will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted SARs for more than 100,000 shares.

     Upon exercise of a SAR, the participant will receive payment from the Company in an amount determined by multiplying (1) the positive difference between (a) the fair market value of a share of Company Common Stock on the date of exercise, and (b) the exercise price, by (2) the number of shares with respect to which the SAR is exercised. Thus, a SAR will have value only if the Company's Common Stock appreciates in value after the date of grant.

     SARs are exercisable at the times and on the terms established by the Committee. Proceeds from SAR exercises may be paid in cash or shares of the Company's Common Stock, as determined by the Committee. SARs expire at the times established by the Committee, but are subject to the same maximum time limits as are applicable to employee options granted under the Plan.

Restricted Stock Awards

     Restricted stock awards are shares of the Company's Common Stock that vest in accordance with terms established by the Committee. The number of shares of restricted stock (if any) granted to a participant will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted more than 100,000 shares.

     In determining the vesting schedule for each Award of restricted stock, the Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Committee may (but is not required to) provide that restricted stock will vest only if one or more performance goals are satisfied. In order for the Award to qualify as "performance-based" compensation under section 162(m) of the Internal Revenue Code, the Committee must use one or more of the following measures in setting the performance goals: (1) earnings per share, (2) individual performance objectives, (3) net income, (4) pro forma net income, (5) return on designated assets, (6) return on revenues, and (7) satisfaction of Company-wide or department based operating objectives. These performance measures are set forth in the Plan and are some of the same measures that are used in setting performance goals under the Company's 1994 Management and Executive Incentive Plan and under the 1994 Long-Term Incentive Plan which was approved by the stockholders at last year's Annual Meeting. The Committee may apply the performance measures on a corporate or business unit basis, as deemed appropriate in light of the participant's specific responsibilities. The Committee may, in its sole discretion, accelerate the time at which any restrictions lapse or remove any restrictions.

Performance Unit Awards and Performance Share Awards

     Performance unit awards and performance share awards are amounts credited to a bookkeeping account established for the participant. A performance unit has an initial value that is established by the Committee at the time of its grant. A performance share has an initial value equal to the fair market value of a share of the Company's Common Stock on the date of grant. The number of performance units or performance shares (if any) granted to a participant will be determined by the Committee, but during any fiscal year of the Company, no participant may be granted more than 100,000 performance shares or performance units having an initial value greater than $250,000.

     Whether a performance unit or performance share actually will result in a payment to a participant will depend upon the extent to which performance goals established by the Committee are satisfied. The applicable performance goals will be determined by the Committee. In particular, the Plan permits the Committee to use the same performance goals as are discussed above with respect to restricted stock. The Committee may, in its sole discretion, waive any performance goal requirement.

     After a performance unit or performance share award has vested (that is, after the applicable performance goal or goals have been achieved), the participant will be entitled to receive a payout of cash, Common Stock, or any combination thereof, as determined by the Committee. Unvested performance units and performance shares will be forfeited upon the earlier of the recipient's termination of employment or the date set forth in the Award agreement.

Nontransferability of Awards

     Awards granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution; provided, however, that a participant may designate one or more beneficiaries to receive any exercisable or vested Awards following his or her death.

Change in Control

     In the event of a change in control not approved by the Board of Directors, all Awards granted under the Plan then outstanding but not then exercisable (or subject to restrictions) shall become immediately exercisable, unless otherwise provided in the applicable Award agreement. In general, a change in control occurs if (1) a person (other than the Company and its affiliates) directly or indirectly owns 30% of the Common Stock, (2) the composition of the Board changes during any two year period whereby directors at the beginning of the period (including new directors approved by a vote of at least two-thirds of the directors then in office) cease to constitute a majority of the Board, or (3) the stockholders of the Company approve a merger, consolidation or plan of complete liquidation of the Company or approve an agreement for the sale of all or substantially all of the Company's assets.

Tax Aspects

     The following discussion is intended to provide an overview of the U.S. federal income tax laws which are generally applicable to Awards granted under the Plan as of the date of this Proxy Statement. People or entities in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.

     A recipient of a stock option or SAR will not have taxable income on the date of grant. Upon the exercise of nonqualified options and SARs, the participant will recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

     Purchase of shares upon exercise of an ISO will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition either will be long-term capital gain or loss or ordinary income, depending upon how long the participant holds the shares. Any ordinary income recognized will be in the amount, if any, by which the lesser of (1) the fair market value of such shares on the date of exercise, or (2) the amount realized from the sale, exceeds the exercise price.

     Upon receipt of restricted stock, a performance unit or a performance share, the participant will not have taxable income unless he or she elects to be taxed. Absent such election, upon vesting the participant will recognize ordinary income equal to the fair market value of the shares or units at such time.

     The  Committee  may  permit   participants   to  satisfy  tax   withholding
requirements in connection with the exercise or receipt of an Award by (1) electing to have the Company withhold otherwise deliverable shares, or (2) delivering to the Company then owned shares having a value equal to the amount required to be withheld.

     The Company will be entitled to a tax deduction for an Award in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. In addition, beginning with the Company's 1995 fiscal year, new Internal Revenue Code section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. The Company can preserve the deductibility of certain compensation in excess of $1 million, however, if the Company complies with conditions imposed by section 162(m), including (1) the establishment of a maximum number of shares with respect to which Awards may be granted to any one employee during a specified time period, and (2) for restricted stock, performance units and performance shares, inclusion in the Plan of performance goals which must be achieved prior to payment. The Plan has been designed to permit the Committee to grant Awards which satisfy the requirements of new section 162(m).

Amendment and Termination of the Plan

     The Board generally may amend or terminate the Plan at any time and for any reason, but in accordance with section 162(m) of the Internal Revenue Code and Rule 16b-3 under the Securities Exchange Act of 1934, certain material amendments to the Plan will be subject to stockholder approval.


     The Board of Directors recommends that stockholders vote YES on this proposal. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting will be required for adoption of the proposal. If this Proposal is not approved by the stockholders, the 1995 Equity Incentive Plan will not be implemented and the existing 1989 Stock Option Plan will remain in effect.



                                   PROPOSAL V

              RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT
               AUDITORS FOR THE COMPANY FOR THE 1995 FISCAL YEAR

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

     The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as the Company's independent auditors for the 1995 fiscal year. The stockholders are being asked to ratify this selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement at the Annual Meeting if they so choose and will be available to respond to appropriate questions.

                             EXECUTIVE COMPENSATION

Executive Compensation Committee Report

     This report discusses the manner in which base salaries, incentive compensation and stock option grants for Abe J. Gustin, Jr., the Company's Chief Executive Officer ("CEO"), and the other executives named in the Summary Compensation Table (the "Named Executives") were determined for the 1994 fiscal year.

     The Company believes that its past growth and success have been, and that its continued growth and success will be dependent in part on its ability to attract and retain highly-qualified senior management. In addition, the Company believes that executive officers should have their personal financial interests closely aligned with stockholder value. As a result, executive compensation packages for 1994 were established that the Company believes to be competitive in the restaurant industry, based on the data described in the compensation survey described below, and focused on the Company's operating performance. The Company's executive compensation arrangements consist of three primary parts: competitive base salary levels, significant Company performance-based bonus payments, and stock options. The Committee believes that these components are appropriate ways to provide its executives financial security and motivation to increase profitability in both the near-term and over time. Although the Company had written employment agreements with the CEO and each Named Executive during 1994, those agreements addressed only first-year base salary levels and did not determine 1994 compensation levels. Base salary, bonus and stock option levels are left to the discretion of the Committee each year.

     In reviewing compensation levels for 1994, the Committee conducted a thorough review and study of the Company's executive salary and bonus policies in order to provide the Company's executive officers with appropriate financial and motivational arrangements in 1994 and the future. The Committee selected the consulting firm of William M. Mercer, Incorporated ("Mercer") to assist it in developing an executive compensation program designed to meet the Committee's objectives. Mercer's efforts consisted of comparing the base salaries of the Company's executives with those of comparable companies (the "Mercer Study Group"), and of reviewing and recommending modifications to the Company's cash incentive compensation programs. (The Mercer Study Group included eight publicly-traded restaurant companies, three of which are also included in the industry peer group used in the Performance Graph included in this Proxy Statement. The Committee did not direct Mercer as to which specific companies to use in its study. The companies were selected because they were generally comparable to the Company in size and recent growth rate.) The results of the Committee's review were implemented in a series of changes to the Company's bonus compensation practices, including the adoption of the 1994 Long-Term Incentive Plan (approved by the stockholders at the 1994 Annual Meeting) and the 1994 Management and Executive Incentive Plan. In addition, the review of executive compensation led to the development of the 1995 Equity Incentive Plan, being submitted for stockholder approval under Proposal IV, above.

     Base Salary

     In determining the 1994 base salaries for the CEO and Named Executives, the Committee considered several criteria, including growth in stockholder value, free cash flow, earnings before interest, taxes, depreciation, and amortization ("EBITDA"), net earnings, franchisee relations and new restaurant openings (the "Corporate Performance Criteria"). These criteria were not weighted by any predetermined formula, but rather, were considered in light of the overall achievement of the Company's goals and of general industry and economic factors. The significance of any particular criterion varied depending upon the particular position or area of responsibility of the executive in question. Mr. Gustin's 1994 base salary of $375,000 represented an increase of 57% over 1993 and reflected the continued strong operational and financial performance of the Company and of the Applebee's franchise system, evidenced by, among other things, continued large earnings growth and a record number of restaurant openings.

     The compensation review by Mercer resulted in significant increases in base salaries for 1994, and supported the level of base salary approved for Lloyd Hill when he joined the Company's management team in January 1994. The Committee believes that base salaries should remain competitive, but not significantly exceed the middle portion of the industry range determined by the Mercer Study Group. The Committee also believes that for most executive and management employees, base salary should comprise a relatively greater portion of total executive compensation.

     Incentive Compensation

     While the Committee believes that base salaries should represent a higher percentage of compensation than in the past, it feels strongly that a significant part of compensation for the CEO and other senior executives should continue to be based on the achievement of operating and financial goals. For several years the Company used an executive bonus plan that allocated a percentage of profits to a bonus pool in the event a specified level of the Company's goals was achieved. The pool was then divided among the participants based upon their comparative "point" assignments.

     In 1994, a new bonus program, consisting of the 1994 Management and Executive Incentive Plan (a cash bonus plan) for all executives and the 1994 Long-Term Incentive Plan (a stock award plan) for all executives other than the CEO and Executive Vice Presidents, was implemented. Under the cash bonus plan, the Committee established operating and financial goals for the Company and individual bonus payments, based on a percentage of base salary, to be paid at various levels of goal achievement. The Committee believes that this new program will provide an appropriate, attractive incentive opportunity to the Company's executives for both short-term and long-term rewards.

     The Committee established the minimum achievement level to receive bonus payments under the 1994 Management and Executive Incentive Plan at 65% of the Company's internal targeted pre-tax profit, the same achievement level used in 1993. The Company's actual pre-tax profit in 1994 exceeded 90% of the Company's internal targeted pre-tax profit, resulting in bonuses for 1994 of approximately 43% of base salary for the CEO and each of the Named Executives.

     Stock Options

     Stock option grants in 1994, including those to the CEO and the Named Executives, were made by the Committee and based primarily on the level of each recipient's responsibility within the Company. Thus, Mr. Gustin, as Chairman and CEO, who was ultimately responsible for all operations of the Company and for the franchise system and relationships with franchisees, received the largest option grant, comprising 6.8% of all options granted in 1994.

     The Committee believes that stock option grants and other equity-related compensation programs should be an important element of the Company's executive compensation program. As a result, the Committee has approved the 1995 Equity Incentive Plan, recommended for approval by the stockholders in Proposal IV, above, to use equity-related compensation more effectively to attract, motivate and retain experienced, qualified members of management. In addition, the Committee reviewed certain outstanding, but fully-vested, options that were to expire during 1994 and determined that the original three-year terms were not long enough to provide the holders with the intended benefits of those options. As a result, the Committee, with the agreement of the individuals, approved the extensions of certain options through the tenth anniversary of their original grant and increased the exercise price of those options from $3.02 or $3.32 per share to $14.38 per share (the market price on the extension date), as shown in the following table.





                      10-YEAR SUMMARY OF OPTION REPRICINGS
                                                            Market                              Expiration
                                             Number of     Price of    Exercise                  Date of
                                             Options       Stock at    Price at    New          Option at
                                              Repriced     Time of     Time of     Exercise        Date
                                  Date of       (#)       Repricing    Repricing     Price     of Repricing
                Name             Repricing                   ($)          ($)         ($)
       Lloyd L. Hill              5/25/94      12,000       $14.38       $3.02       $14.38       8/13/94
       President and Chief
       Operating Officer
       Ronald B. Reck             5/25/94      12,000       $14.38       $3.32       $14.38       8/13/94
       Executive Vice
       President and Chief
       Administrative Officer
       Stuart F. Waggoner         5/25/94       9,000       $14.38       $3.02       $14.38       8/13/94
       Senior Vice President
       of Operations


     Other Information

     Regulations under section 162(m) of the Internal Revenue Code, regarding the annual deduction limitation of $1,000,000 on the compensation of certain executive officers of publicly held corporations, did not apply to the 1994 fiscal year of the Company which began prior to January 1, 1994. Although no executive of the Company has historically received annual compensation in excess of $1,000,000, the Committee has designed the 1995 Equity Incentive Plan to meet the requirements of section 162(m).

                                               EXECUTIVE COMPENSATION COMMITTEE
                                               D. Patrick Curran
                                               Eric L. Hansen
                                               Jack P. Helms


Compensation Committee Interlocks and Insider Participation

     During a portion of 1994, the Company had both a Stock Option Committee and a Compensation Committee. At the beginning of 1994, the Stock Option Committee consisted of D. Patrick Curran and Eric L. Hansen and the Compensation Committee also consisted of Mr. Curran and Mr. Hansen. In March 1994, the Compensation Committee and the Stock Option Committee were combined into the Executive Compensation Committee and, at that time, Jack P. Helms was also appointed to the combined Committee. None of these individuals has ever been an officer or employee of the Company.

Summary Compensation Table

     The following Summary Compensation Table sets forth the compensation of the Chief Executive Officer and each of the next four most highly compensated executive officers of the Company whose annual salary and bonuses exceeded $100,000 for services in all capacities to the Company during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                                    Long Term
                                                                                                   Compensation
                                                         Annual Compensation                          Awards
                                                                                Other Annual
                                         Fiscal       Salary      Bonus(1)    Compensation(2)       Options(3)
      Name and Principal Position         Year          ($)          ($)            ($)                (#)

   Abe J. Gustin, Jr.                      1994        $366,965     $161,719         $    369              49,000
   Chairman and Chief Executive            1993         247,425      222,303           12,485              33,000
   Officer                                 1992         219,078      152,896            4,800              15,000

   Lloyd L. Hill(4)                        1994        $244,111     $119,229          $67,418              51,000
   President and Chief Operating           1993           --           --               --                 33,000
   Officer                                 1992           --           --               --                 12,000

   Kenneth D. Hill(5)                      1994        $222,234     $ 97,031          $ 4,750              39,000
   Executive Vice President and            1993         168,197      133,381            5,929              28,500
   President of International              1992         150,577       91,737            5,441              15,000
   Development

   Ronald B. Reck                          1994        $220,650     $ 97,031          $ 4,510              42,000
   Executive Vice President and            1993         167,792      133,381           19,985              19,500
   Chief Administrative Officer            1992         142,154       91,737            4,800              15,000

   George D. Shadid(6)                     1994        $197,203     $ 86,250          $18,378              30,000
   Executive Vice President and            1993         165,149      115,189            4,985              15,000
   Chief Financial Officer                 1992          45,769       38,821            1,569              42,000

- - ---------------

(1) Represents payments made under the 1994 Management and Executive Incentive Plan and payments made under executive bonus plans in prior years. In addition, amounts applicable to Mr. Shadid include bonuses of $4,037 and $10,963 in 1993 and 1992, respectively, constituting a $15,000 bonus paid for 1992 pursuant to an agreement between Mr. Shadid and the Company made at the time he initially joined the Company. Amounts applicable to Mr. Lloyd Hill include a bonus of $15,000 paid in 1994 pursuant to an agreement between Mr. Lloyd Hill and the Company made at the time he joined the Company as an officer.
(2) Represents automobile allowances, club membership fees paid on behalf of certain officers, payments made in connection with the Company's 401(k) plan in 1992 and 1993, and payments made in connection with the Company's non-qualified retirement savings plan in 1994. In 1994, the Company established a non-qualified defined contribution retirement plan for key employees, and such employees were no longer eligible to participate in the Company's 401(k) plan. Amounts applicable to Mr. Lloyd Hill also include moving and relocation expense reimbursements of $67,378 in 1994.
(3) Represents options granted pursuant to the Company's 1989 Stock Option Plan, including options granted to directors who are also executive officers (see "Certain Information Concerning the Board of Directors"). Also includes repriced options for Mr. Lloyd Hill and Mr. Reck.
(4)  Mr. Lloyd Hill's  employment with the Company  commenced  February 1, 1994.
     Mr. Lloyd Hill received 12,000 and 18,000 options in 1992 and 1993, respectively, for serving as a non-employee director and also received 15,000 options in 1993 in connection with joining the Company as an officer.
(5) Effective February 28, 1995, Mr. Kenneth Hill resigned as an employee and officer of the Company.
(6)  Mr. Shadid's employment with the Company commenced August 17, 1992.

     During 1994, the Company had written employment agreements with Mr. Gustin, Mr. Lloyd Hill, Mr. Kenneth Hill, Mr. Reck, and Mr. Shadid. The agreements with Mr. Gustin and Mr. Reck expired March 1, 1995, and have been extended through June 1, 1995. Mr. Shadid's agreement also expired March 1, 1995, and he has entered into a new agreement described below. Effective February 28, 1995, Mr. Kenneth Hill resigned as an executive officer of the Company and became a consultant under the terms of a written consulting agreement. See "Certain Transactions."

     Mr. Lloyd Hill's agreement was for an original term of one year, expiring in January 1995, and automatically renews for successive one-year terms unless otherwise terminated as provided in the agreement. The Company also entered into a severance and noncompetition agreement with Mr. Hill which provides a continuation of salary, bonus and benefits for a period of three years following certain "triggering events," including termination by the Company without cause or termination by Mr. Hill if the Company substantially reduces his compensation, benefits, or duties or requires a relocation from the Kansas City area. If the three-year severance payments are due, Mr. Hill will be bound by a three-year non-compete. If the severance payments are not due, the Company can elect to impose a one-year non-compete on Mr. Hill if it pays him 50% of his base salary.

     Each of the 1994 employment agreements provided for periodic salary adjustments as determined by the Executive Compensation Committee. In January 1995, Mr. Gustin's salary was increased to $425,000, Mr. Lloyd Hill's salary was increased to $310,000, Mr. Reck's salary was increased to $250,000 and Mr. Shadid's salary was increased to $240,000. The 1994 employment agreements also contained a confidentiality provision and a one-year noncompetition covenant which the Company could have extended for an additional year under certain circumstances. These employment agreements also provided for a lump sum payment in the event the employee resigned or was terminated following a change in control of the Company in an amount equal to (i) twice the employee's cash compensation for the prior fiscal year (salary plus bonus), and (ii) the amount of all bonuses paid or accrued in the fiscal year of termination.


     Effective March 1, 1995, the Company and Mr. Shadid entered into a new employment agreement with an initial term ending December 29, 1996, and renewable thereafter for additional one year terms. The agreement allows periodic salary increases as determined by the Executive Compensation Committee and provides a 26-month severance payment based on the current year's salary and the greater of the annualized current year's bonus or prior year's bonus (the "Severance Amount") in the event of termination by the Company without cause (as defined) or by Mr. Shadid with reason (as defined). If Mr. Shadid elects to receive the Severance Amount, the agreement imposes a noncompetition and an employee nonsolicitation clause. The agreement also provides for a lump sum payment equal to 26 times his current year's monthly salary plus bonus, plus an amount equal to all bonuses paid or accrued in the fiscal year of termination, without the imposition of a noncompetition or nonsolicitation clause, in the event Mr. Shadid resigns or is terminated following a change in control.


     In October 1994, the Company entered into a one-year employment agreement with Mr. Sack in connection with Mr. Sack joining the Company as an Executive Vice President. Mr. Sack's employment agreement provides for a base salary of $210,000, with future periodic salary adjustments as determined by the Executive Compensation Committee and is renewable for two additional one-year terms by mutual agreement as provided in the agreement. The agreement also contains a confidentiality provision and a one-year noncompetition covenant. In addition, the agreement provides for a continuation of salary and benefits for a period of 18 months in the event Mr. Sack resigns or is terminated following a change in control of the Company.

     The Company has entered into severance arrangements for the other officers of the Company (seven persons), which provide for lump sum payments in the event the employee resigns or is terminated following a change in control of the Company in an amount equal to (i) one and two-thirds times the officer's cash compensation for the prior year (salary plus bonus), and (ii) the amount of all bonuses paid or accrued in the fiscal year of termination. If all officers with change in control severance agreements (12 persons) had been terminated as of December 25, 1994, as a result of a change in control, the Company would have been required to make payments under the change in control severance provisions of the above agreements aggregating approximately $5,000,000.

     The following tables set forth information regarding options granted and exercised during fiscal year 1994 with respect to the Chief Executive Officer and the next four most highly compensated executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 Potential
                                                                                            Realizable Value at
                                                                                               Assumed Annual
                                                                                            Rates of Stock Price
                                                                                                Appreciation
                                     Individual Grants(1)                                    for Option Term(2)

                               Number of      % of Total
                               Securities       Options
                               Underlying     Granted to        Exercise
                                Options        Employees        or Base
                                Granted        in Fiscal         Price     Expiration          5%          10%
               Name               (#)            Year          ($/Share)       Date           ($)          ($)
      Abe J. Gustin, Jr.         40,000         6.8%            $13.8150      8/15/04       $347,527     $880,703
                                  9,000(3)      1.5              14.6900      5/25/99         36,528       80,715
      Lloyd L. Hill              30,000         5.1              13.8150      8/15/04        260,648      660,529
                                  9,000(3)      1.5              14.6900      5/25/99         36,528       80,715
                                 12,000(4)      2.0              14.3800      8/13/01         72,920      171,108
      Kenneth  D. Hill           30,000         5.1              13.8150      8/15/04        260,648      660,529
                                  9,000(3)      1.5              14.6900      5/25/99         36,528       80,715
      Ronald B. Reck             30,000         5.1              13.8150      8/15/04        260,648      660,529
                                 12,000(4)      2.0              14.3800      8/13/01         72,920      171,108
      George D. Shadid           30,000         5.1              13.8150      8/15/04        260,648      660,529

- - ---------------
(1) Options are granted at the fair market value on the date of grant and vest one year after date of grant.
(2) The assumed rates are compounded annually for the full terms of the options.
(3) Represents options granted to executive officers who are also directors (see "Certain Information Concerning the Board of Directors").
(4)  Represents repriced options originally granted in 1991.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                     Number of          Value of Unexercised
                                                               Securities Underlying        In-The-Money
                                                                Unexercised Options          Options at
                                      Shares                        at 12/25/94              12/25/94(2)
                                     Acquired       Value               (#)                      ($)
                                   at Exercise   Realized(1)        Exercisable/            Exercisable/
                    Name               (#)           ($)           Unexercisable            Unexercisable
           Abe J. Gustin, Jr.          None          None         26,068/   55,932     $  16,548/   $ 47,452
           Lloyd L. Hill               None          None         57,000/   39,000     $ 168,400/   $ 33,660
           Kenneth D. Hill             None          None         62,521/   46,979     $ 476,551/   $ 52,399
           Ronald B. Reck              None          None         39,048/   37,452     $ 158,080/   $ 42,855
           George D. Shadid            None          None         28,064/   42,037     $ 167,809/   $111,079

- - --------------
(1)  Market value less option price.
(2) Based upon the closing sale price of the Common Stock on December 23, 1994 (the last trading day in fiscal year 1994).

Performance Graph

        The following graph compares the annual change in the Company's cumulative total stockholder return for the five fiscal years ended December 25, 1994 (December 31, 1989 to December 25, 1994) based upon the market price of the Company's Common Stock, compared with the cumulative total return on Media General's NASDAQ Total Return Index and the Company's customized Industry Peer Group as indexed by Media General. The Media General NASDAQ Index includes both the NASDAQ NMS and NASDAQ Small-Cap Issuers indices. The customized Industry Peer Group consists of the Company; Brinker International, Inc.; Chart House Enterprises, Inc.; Cracker Barrel Old Country Store, Inc.; Max & Erma's
Restaurants, Inc.; Morrison Restaurants, Inc.; Spaghetti Warehouse, Inc.; and Uno Restaurant Corporation.

                         APPLEBEE'S INTERNATIONAL, INC.
                               Performance Graph

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            APPLEBEE'S INTERNATIONAL, INC. VS. CUSTOM PEER GROUP VS.
                           NASDAQ TOTAL RETURN INDEX

                              [GRAPH APPEARS HERE]

    Measurement Period                Applebee's                      Custom                        NASDAQ
  (Fiscal Year Covered)          International, Inc.                Peer Group                Total Return Index
Measurement Point -
December 31, 1989                      $100.00                       $100.00                       $100.00
December 30, 1990                      $ 54.07                       $ 92.69                       $ 81.12
December 29, 1991                      $108.66                       $183.64                       $104.14
December 27, 1992                      $218.01                       $244.85                       $105.16
December 26, 1993                      $483.68                       $322.69                       $126.14
December 25, 1994                      $349.12                       $239.38                       $132.44

                   Assumes $100 Invested on December 31, 1989
                          Assumes Dividend Reinvested
                      Fiscal Year Ending December 25, 1994

Certain Indemnification Agreements

     The Company has entered into Indemnification Agreements with each of its directors and officers. Under the Indemnification Agreements, the Company agreed to hold harmless and indemnify each indemnitee generally to the full extent permitted by Section 145 of the Delaware General Corporation Law and against any and all liabilities, expenses, judgments, fines, penalties and costs in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a party by reason of the fact that the indemnitee has, is or at the time becomes a director or officer of the Company or any other entity at the request of the Company. The indemnity does not cover liability arising out of fraudulent acts, deliberate dishonesty or willful misconduct, violations of certain securities laws, or if a court determines that such indemnification is not lawful. In addition, the By-laws of the Company provide for indemnification to all officers and directors of the Company to essentially the same extent as provided in the indemnification agreements.

     The Company presently carries director and officer liability insurance to insure its directors and officers against certain liabilities they might incur in connection with performing their duties for the Company. The proceeds of such insurance would be available to the extent thereof to satisfy any obligation of the Company to indemnify its directors or officers with respect to the liability giving rise to the insurance proceeds. The insurance does not cover all liabilities that could give rise to indemnification by the Company.

                              CERTAIN TRANSACTIONS

     The Company and certain franchisees have obtained restaurant equipment from Sal Reck Equipment Company. Sal Reck, the owner of such company, is the father of Ronald B. Reck. During the 1994 fiscal year, the Company paid $3,869,000 for equipment and services purchased from Sal Reck Equipment Company. In addition, at December 25, 1994, the Company had $194,000 in accounts payable to such company. The Company believes that all such transactions have been on terms at least as favorable as could have been obtained from unaffiliated third parties.

     One of the Company's  restaurants is leased from a corporation in which Abe
J. Gustin, Jr., Ronald B. Reck and Johyne H. Reck each owns a 25% interest. The Company paid $173,000 under this lease in the 1994 fiscal year. The Company believes that the terms of the lease reflect fair market value rentals which are comparable to those which could have been obtained from an unaffiliated third party. Abe J. Gustin, Jr. personally guaranteed a restaurant lease for a former franchisee in Dallas. When the Company undertook the operation of this franchise restaurant it agreed to assume the lease prospectively. This decision was approved by a majority of the disinterested members of the Board of Directors. Mr. Gustin remains liable on his guarantee. In the 1994 fiscal year, the aggregate payments made by the Company on the lease were $96,000.

     Mr. Gustin's brother and a brother-in-law own two of the Company's franchisees, A.N.A., Inc., which operates nine restaurants, and Penn-Apple, Inc., which holds the rights to a development territory. Another brother-in-law of Mr. Gustin owns a 50% interest in Apple-Bay East, Inc., another of the Company's franchisees which operates two restaurants. The Company has also entered into development agreements for two territories with Apple Partners Limited Partnership. Ronald B. Reck's brother-in-law owns a 50% interest in the corporate general partner of this limited partnership. As of April 7, 1995, the Company had $381,000 in accounts receivable from Apple Partners Limited
Partnership. The development and franchise agreements of A.N.A., Inc., Penn-Apple, Inc., Apple-Bay East, Inc. and Apple Partners Limited Partnership are standard in form and require payment of standard franchise, royalty, and advertising fees.

     As of December 6, 1994, Tom E. DuPree, Jr., Chairman of the Board, Chief Executive Officer and the beneficial owner of approximately 35.5% of the outstanding common stock of Apple South, Inc., reported ownership of 1,739,850 shares (6.1% of the Company's outstanding Common Stock as of April 7, 1995). Apple South, Inc., the Company's largest franchisee, operated 120 Applebee's restaurants as of December 25, 1994. Approximately 28% ($8,867,000) of the

Company's fiscal year 1994 franchise income and approximately 4% of the Company's fiscal year 1994 total operating revenues were generated by Apple South. As of December 25, 1994, the Company had $970,000 in accounts receivable from Apple South, which has been subsequently paid in the normal course of business.

     In October 1994, the Company acquired Pub Ventures of New England, Inc. ("PVNE"), a franchisee of the Company, in exchange for 3,300,000 shares of the Company's Common Stock. Burton M. "Skip" Sack beneficially owned 68% of PVNE. In connection with this acquisition, the Company assumed approximately $4,000,000 of PVNE debt which had been guaranteed by Mr. Sack and Mr. Sack became an Executive Vice President and a member of the Board of Directors of the Company. The Company also agreed to nominate Mr. Sack for reelection to the Board of Directors at the 1995 Annual Meeting of Stockholders.

     In March 1995, the Company acquired Innovative Restaurant Concepts, Inc. and its affiliates ("IRC"). IRC owns and operates the Rio Bravo Cantina chain of Mexican restaurants and four other specialty restaurant concepts. Under the terms of the agreement, approximately 2,777,000 shares of the Company's Common Stock or options to purchase such shares, subject to adjustment, were exchanged for all of the outstanding stock, stock options and partnership interests of IRC and approximately $13,700,000 of IRC indebtedness was assumed. Raymond D. Schoenbaum owned beneficially approximately 55% of IRC and was released from his personal guarantee of a portion of the IRC debt. As a part of the acquisition, Mr. Schoenbaum entered into a consulting agreement with the Company. The consulting agreement, which has an initial term of one year and is extendible thereafter by mutual agreement, pays Mr. Schoenbaum a fee of $165,000. The agreement also includes a one year period after termination in which Mr. Schoenbaum is precluded from competing in the casual dining restaurant industry and from hiring any employees of the Company. Mr. Schoenbaum became a member of the Board of Directors on March 24, 1995, and under the terms of the consulting agreement, the Company agreed to nominate him for reelection to the Board of Directors at the 1995 Annual Meeting of Stockholders.

     Effective March 1, 1995, the Company entered into a two-year consulting agreement with Mr. Kenneth Hill to act as a consultant to the Company for governmental affairs and restaurant industry relations. Mr. Hill will be paid $200,000 for the first year of the agreement and $150,000 for the second year. The agreement contains nondisclosure, noncompetition, and employee nonsolicitation clauses and also provides that all concepts and discoveries conceived by Mr. Hill alone or with others become the exclusive property of the Company.

                                 OTHER MATTERS

     The Company knows of no other matters to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in respect thereof in accordance with their best judgment.

     The Board of Directors encourages each stockholder to attend the Annual Meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.


                                              By Order of the Board of Directors



                                              Robert T. Steinkamp, Secretary
                                              Applebee's International, Inc.
                                              4551 W. 107th Street, Suite 100
                                              Overland Park, Kansas  66207

Overland Park, Kansas
April 24, 1995